Exhibit 99.1

Updated 2011 Outlook and Development Cost

Based on current production levels, increased well recoveries in the Marcellus Shale and Piceance Basin,  improved visibility into timing on infrastructure projects in progress in the Marcellus Shale and Piceance Mesaverde Plays, expected near-term relief of constrained production and increasing liquids volumes, Antero Resources (the “Company”) has revised its assumptions and is raising its 2011 guidance as follows:

2011 Outlook	Previous	Revised	Difference
NYMEX Gas Price ($/MMBtu)	$4.50	$4.50	—
WTI Oil Price ($/Bbl)	$100.00	$100.00	—
Net Production (MMcfed)	210 — 225 MMcfe/d	235 — 245 MMcfe/d	+ 15 - 20 MMcfe/d
Net % Liquids Production by Volume	8%	8%	—
EBITDAX ($MMs)	$300 — $330 million	$345 — $360 million	+ $30 - $45 million
Cash Production Costs ($/Mcfe)	$1.55 — $1.70/Mcfe	$1.55 — $1.70/Mcfe	—
G&A ($/Mcfe)	$0.40/Mcfe	$0.40/Mcfe	—

In addition, the Company estimates that average operated net development cost across all basins has averaged $1.07 per Mcf over the past two years ending June 30, 2011, and less than $1.00 per Mcf in 2011 to date.  Average operated net development cost is calculated based on actual capital cost per completed well including allocated well pad costs but excluding land, net of working interest, divided by estimated net reserves developed per completed well, adjusted for net revenue interest, and aggregated for the period.  The improvement was primarily driven by increased well recoveries in the Marcellus Shale and Piceance Basin.

Drilling Update

From inception, the Company has drilled and operated 417 wells through June 30, 2011 with a success rate of approximately 98%.

Hedging Update

As of June 30, 2011, the Company has hedged 462 Bcfe of its natural gas production through December 31, 2016 at a weighted-average index price of $5.75 per Mcf.  This includes 80% of the Company’s expected production for the six months ending December 31, 2011 at a weighted-average index price of $5.73.

Operations Update

	Net producing wells	Total net acres	Gross potential drilling locations (1)
Appalachian Basin (2)	122	184,567	2,158
Piceance Basin	199	63,709	2,085
Arkoma Basin	142	69,050	1,923
Other (3)	9	12,451	829
Total	472	329,777	6,995

(1)         A majority of these potential locations have not been scheduled or identified by management as part of our future multi-year drilling schedule and may not ultimately be completed to the extent we have insufficient resources to do so. We will be required to generate or raise significant capital to conduct such drilling activities. Any drilling activities we are able to conduct on these potential locations may not be successful or result in our ability to add additional proved reserves to our overall proved reserves.

(2)         Net producing wells includes 43 horizontal Marcellus Shale wells, 37 vertical Marcellus Shale wells and 42 shallow gas wells.

(3)         Represents data relating to our properties in the Fayetteville Shale and the Ardmore Basin Woodford Shale. Net acreage amount also includes acreage held in the Barnett Shale, Arkansas Atoka tight sands and Bakken Shale.

Liquids Content Update

As the Company begins to process Marcellus rich gas in late 2012, natural gas liquids and oil production is expected to grow from 6% of volume currently to 29% of estimated total volume in 2013.  In addition, natural gas liquids and oil production is expected to grow to 36% of revenues in 2013, based on strip pricing as of June 30, 2011.

Litigation Update

We were recently named as the defendant in separate lawsuits in Colorado and Pennsylvania in which the plaintiffs have alleged that our oil and natural gas activities exposed them to hazardous substances and damaged their properties.  The plaintiffs have requested unspecified damages and other injunctive or equitable relief.  We are not yet able to estimate what our aggregate exposure for monetary or other damages resulting from these or other similar claims might be.